Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205832

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated March )

Aethlon Medical, Inc.

This prospectus supplement relates to Post Effective Amendment No. 2 (declared effective by the Commission on March 6, 2018) (“Post Effective Amendment No. 2”) to the registration statement on Form S-1 (Registration No. 333-205832) of the registrant declared effective on August 4, 2015 by the Commission. The aforesaid registration statement originally registered for resale 301,418 shares of common stock; and 746,657 shares of common stock underlying common stock purchase warrants with an original exercise price of $6.30 per share.

This prospectus supplement relates to an existing registration of securities under Registration Statement File No. 333-2005832, originally filed on July 24, 2015, and does not cover securities beyond those covered by the existing Registration Statement.

We will not receive any proceeds from the sale of these shares other than proceeds, if any, from the exercise of warrants to purchase shares of our common stock. If all of the warrants were exercised for cash at the original exercise price, we would have received a total of $4,703,939.10 in gross proceeds, which we would have expected to use for general corporate purposes. We cannot assure you that any warrants will be exercised for cash. The selling stockholders may offer and sell the shares covered by the prospectus as set forth in the prospectus. The stockholders may sell the shares directly or through underwriters, brokers or dealers. The stockholders will bear any applicable sales commissions, transfer taxes and similar expenses. We will pay all other expenses incident to the registration of the shares. See “Plan of Distribution” on page 26 of the prospectus for more information on this topic.

We are filing this prospectus supplement to supplement and amend the information previously included in the prospectus and Post Effective Amendment No. 2 to update the information on Selling Stockholders. You should read this prospectus supplement together with Post Effective Amendment No. 2.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AEMD.” On April 23, 2018, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.28 per share.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of the prospectus beginning at page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 24, 2018.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders include those issued to the selling stockholders pursuant to the securities purchase agreement we entered into with certain of the selling stockholders and shares of common stock issuable upon exercise of the warrants purchased pursuant to the securities purchase agreement. The shares of common stock being offered by the selling stockholders also include common stock underlying warrants issued to the placement agent in connection with the securities purchase agreement. For additional information regarding the issuance of the common stock and warrants, see "Private Placement of Common Stock and Warrants" above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of shares of common stock, warrants and convertible promissory notes by certain of the selling stockholders acquired in various transactions, and Roth Capital Partners, LLC having acted as placement agent in connection with the private placement of securities effected pursuant to the securities purchase agreement and in connection with the December 2014 financing, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of shares of our common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of our common stock and warrants, as of July 18, 2016, assuming exercise of all warrants held by the selling stockholders on that date, without regard to any limitations on exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of at least the sum of (i) the number of shares of common stock issued pursuant to the securities purchase agreement as of the trading day immediately preceding the date the registration statement was initially filed with the Commission, and (ii) the maximum number of shares of common stock issued and issuable upon exercise of the warrants as of the trading day immediately preceding the date the registration statement was initially filed with the Commission.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of the then-outstanding shares of our common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell in this offering all, some or none of the shares they acquired, or may acquire upon exercise of warrants acquired, pursuant to the securities purchase agreement. See "Plan of Distribution."

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Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering (1)
Alpha Capital Anstalt (2)	574,221	405,812	168,409
Empery Asset Master, Ltd. (3)	632,355	86,448	545,907
Empery Tax Efficient, LP (4)	461,729	70,341	391,388
Empery Tax Efficient II, LP (5)	719,012	81,307	637,705
Frontier Ventures LLC (6)	99,188	5,556	93,632
Lincoln Park Capital Fund, LLC (7)	18,750	18,750	0
Osher Capital Partners LLC (8)	59,183	11,905	47,278
Joshua S. Brodkin (9)	9,465	8,333	1,132
Rajendra P. Gupta (10)	13,889	13,889	0
Gary Karlin and Jane Zamost (11)	54,058	13,889	40,169
Kevin L. Kunkle (12)	96,128	55,556	40,572
Jay K. Patel (13)	41,894	19,444	22,450
Adam Sackstein (14)	367,086	91,667	275,419
Chirag S. Shah (15)	222,773	67,251	155,522
Nirav K. Shah (16)	27,778	27,778	0
Sydney Tyson (17)	17,889	13,889	4,000
Christopher Wetzel (18)	91,187	9,889	81,298
Marshall Wolf (19)	17,501	14,000	3,501
Roth Capital Partners, LLC (20)	43,371	32,371	11,000

(1) Represents the number of shares of common stock that will be beneficially owned by the selling stockholder after completion of this offering based on the assumptions that (i) all of the shares of common stock registered for resale by the registration statement of which this prospectus is a part will be sold and (ii) no other shares of common stock will be acquired or sold by the selling stockholder before completion of this offering. However, the selling stockholder may sell all, part or none of its shares of common stock offered pursuant to this prospectus and may sell all, part or none of its common stock pursuant to one or more exemptions from the registration provisions of the Securities Act.

(2) Includes 297,619 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $3.95 per share, subject to customary adjustments, which expires on December 28, 2020, 59,688 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock with an exercise price of $5.00 per share, subject to customary adjustments, which expire on November 6, 2019, and 108,721 shares of common stock issuable upon the conversion of a convertible promissory note with a conversion price of $5.00 per share, subject to customary adjustments. Konrad Ackermann and Dr. Nicola Feuerstein have discretionary authority to vote and dispose of the shares held by Alpha Capital Anstalt, and each may be deemed to be the beneficial owner of these shares.

(3) Includes 86,448 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $3.95 per share, subject to customary adjustments, which expires on December 28, 2020. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd., has discretionary authority to vote and dispose of the shares held by Empery Asset Master Ltd. and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by Empery Asset Master Ltd. Empery Asset Management LP, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

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(4) Includes 70,341 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $3.95 per share, subject to customary adjustments, which expires on December 28, 2020. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP, has discretionary authority to vote and dispose of the shares held by Empery Tax Efficient, LP and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by Empery Tax Efficient, LP. Empery Asset Management LP, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(5) Includes 81,307 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $3.95 per share, subject to customary adjustments, which expires on December 28, 2020. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP, has discretionary authority to vote and dispose of the shares held by Empery Tax Efficient II, LP and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by Empery Tax Efficient II, LP. Empery Asset Management LP, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(6) Includes 2,381 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020, 13,333 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $5.65 per share, subject to customary adjustments, which expires on October 15, 2019, 15,625 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $4.80 per share, subject to customary adjustments, which expires on February 11, 2020, and 2,252 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $8.35 per share, subject to customary adjustments, which expires on August 5, 2020. Munish Sood has discretionary authority to vote and dispose of the shares held by Frontier Ventures LLC and may be deemed to be the beneficial owner of these shares.

(7) Includes 18,750 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020. Joshua Scheinfeld and Jonathan Cope have discretionary authority to vote and dispose of the shares held by Lincoln Park Capital Fund, LLC and may be deemed to be the beneficial owner of these shares.

(8) Includes 11,905 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020, 17,436 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock with an exercise price of $5.00 per share, subject to customary adjustments, which expire on November 6, 2019, and 29,842 shares of common stock issuable upon the conversion of a convertible promissory note with a conversion price of $5.00 per share, subject to customary adjustments. Ari Kluger has discretionary authority to vote and dispose of the shares held by Osher Capital Partners LLC and may be deemed to be the beneficial owner of these shares.

(9) Includes 3,571 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020.

(10) Includes 5,952 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020.

(11) Includes 5,952 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020, 10,000 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.25 per share, subject to customary adjustments, which expires on March 29, 2019, and 3,390 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $4.40 per share, subject to customary adjustments, which expires on December 14, 2019.

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(12) Includes 23,810 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020, 3,125 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $4.80 per share, subject to customary adjustments, which expires on August 12, 2021, and 7,018 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $4.30 per share, subject to customary adjustments, which expires on August 12, 2021.

(13) Includes 8,333 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020.

(14) Includes 39,286 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020, 20,000 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.25 per share, subject to customary adjustments, which expires on April 5, 2019, 6,250 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.00 per share, subject to customary adjustments, which expires on August 29, 2019, 7,752 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $9.65 per share, subject to customary adjustments, which expires on June 26, 2019, 12,281 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $4.30 per share, subject to customary adjustments, which expires on October 17, 2021, and 13,889 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $5.40 per share, subject to customary adjustments, which expires on October 17, 2021. Also includes 45,162 shares of common stock and 11,290 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $4.65 per share, subject to customary adjustments, which expires on October 17, 2021, which are held by the Judith Sackstein Irrevocable Trust. Dr. Adam Sackstein has discretionary authority to vote and dispose of the shares held by the Judith Sackstein Irrevocable Trust and may be deemed to be the beneficial owner of these shares.

(15) Includes 28,822 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020, 6,173 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.10 per share, subject to customary adjustments, which expires on July 29, 2021, 6,250 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.25 per share, subject to customary adjustments, which expires on October 17, 2021, 6,944 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $5.40 per share, subject to customary adjustments, which expires on October 17, 2021, 3,125 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.00 per share, subject to customary adjustments, which expires on October 17, 2021, and 3,509 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $4.30 per share, subject to customary adjustments, which expires on October 17, 2021.

(16) Includes 11,905 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020.

(17) Includes 5,952 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020.

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(18) Includes 5,952 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020, 5,000 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.25 per share, subject to customary adjustments, which expires on April 5, 2019, 2,778 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $5.40 per share, subject to customary adjustments, which expires on June 19, 2019, 1,306 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.00 per share, subject to customary adjustments, which expires on August 29, 2019, 2,660 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $7.10 per share, subject to customary adjustments, which expires on August 29, 2019, 1,667 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $4.65 per share, subject to customary adjustments, which expires on October 20, 2021, and 2,709 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $4.80 per share, subject to customary adjustments, which expires on October 20, 2021.

(19) Includes 6,000 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020.

(20)  Represents 11,000 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $15.00 per share, subject to customary adjustments, which expires on December 2, 2019, and 32,371 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $6.30 per share, subject to customary adjustments, which expires on June 25, 2020.  Roth Capital Partners, LLC is a Financial Industry Regulatory Authority-registered broker-dealer and received the warrants as compensation for investment banking services in connection with the private placements of securities referenced herein that were consummated in December 2014 and June 2015.  The individual persons who share the power to vote and/or dispose of these securities are Byron Roth and Gordon Roth.

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